Exhibit 99.1

COMPANY CONTACT
Paul Arndt
Senior Manager, Investor Relations
949-788-6700 x 216

SPECTRUM PHARMACEUTICALS ANNOUNCES RECORD REVENUE GROWTH IN FOURTH
QUARTER AND FISCAL YEAR 2010; ENDS YEAR WITH $104 MILLION IN CASH, CASH
EQUIVALENTS AND INVESTMENTS

•	Fourth Quarter and Fiscal Year Product Revenues in Excess of $30 Million and $60 Million, Respectively, as Compared to Approximately $5 Million and $28 Million in Fourth Quarter and Fiscal Year 2009, Respectively

•	Achieved ZEVALIN® Sales Guidance Target

•	Approximately $104 Million in Cash and Cash Equivalents as of December 31, 2010; During the Fourth Quarter, Cash Increased from $92 Million as of September 30, 2010 to $104 Million as of December 31, 2010

•	Two Late Stage Clinical Programs on Track for New Drug Application Filings

IRVINE, California – February 15, 2011 – Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology, today announced preliminary unaudited fourth quarter and fiscal 2010 revenues.

“We are excited with our accomplishments in 2010, particularly the record product revenues of both of our marketed, proprietary anticancer drugs ZEVALIN® and FUSILEV®,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “In the near-term, we expect 2011 and 2012 to be the years of great achievements. We anticipate FDA decisions on the use of FUSILEV in colorectal cancer in April, the bioscan removal for ZEVALIN later in the year, and NDA filings for belinostat and apaziquone in 2011 and 2012, respectively. Even in these difficult economic times, Spectrum is well capitalized and has resources not only to carry out key value adding activities but is also able to execute on its business strategy. Spectrum has no debt.”

2010 Estimated Revenues (unaudited)

•	Fourth Quarter 2010 product revenues in excess of $30 million, up 500% as compared to approximately $5 million in the fourth quarter 2009

•	Fourth Quarter 2010 total revenues in excess of $33 million, up 267% as compared with approximately $9 million in the fourth quarter 2009

•	Fiscal Year 2010 product revenues in excess of $60 million, up 114% as compared to approximately $28 million in fiscal year 2009

•	Fiscal Year 2010 total revenues in excess of $73 million, up 92% as compared to approximately $38 million in fiscal year 2009

Cash, Cash Equivalents and Investments as of December 31, 2010 aggregated approximately $104 million, as compared to approximately $125 million as of December 31, 2009, a net decrease of $21 million after cash used for an in license of Belinostat of $30 million, offset by cash received from out-license of apaziquone of $17 million.  During the fourth quarter Cash, Cash Equivalents and Investments increased from $92 million as of September 30, 2010 to approximately $104 million as of December 31, 2010, reflecting a net increase of approximately $12 million.

The company plans to report full Fourth Quarter and Fiscal Year ended December 31, 2010 financial results in mid-March 2011.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI

2011 Corporate Events and Valuation Catalysts

FUSILEV®

•	FDA decision for approval of colorectal cancer indication is expected in less than three months, by April 29, 2011.

ZEVALIN®

•	Anticipate FDA decision on bioscan removal before the end of 2011.

Belinostat

•	Expect data in Carcinoma of Unknown Primary trial in the second half of 2011;

•	Complete enrollment in registrational study and file rolling NDA for Peripheral T-Cell Lymphoma in 2011.

Apaziquone

•	Anticipate data from Phase 3 bladder cancer trials and filing NDA in 2012.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products.  The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs, apaziquone and belinostat, in late stage development along with a diversified pipeline of novel drug candidates.  The Company has assembled an integrated in-house scientific team, including clinical development, medical research, regulatory affairs, biostatistics and data management, formulation development, and has established a commercial infrastructure for the marketing of its drug products.  The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy.  For more information, please visit the Company’s website at www.sppirx.com.

Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees, around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC. ®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2011 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI